EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Pension Committee
AFLAC Incorporated 401(k) Savings
   and Profit Sharing Plan:

We consent to incorporation by reference in Registration Statement No. 33-41552 on Form S-8 of AFLAC Incorporated of our report dated June 14, 2002, relating to the statements of net assets available for plan benefits of the AFLAC Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of AFLAC Incorporated.

KPMG LLP

June 14, 2002
Atlanta, Georgia

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